Exhibit 99.1

FOR IMMEDIATE RELEASE

05/17/2017

TEGNA Presents Strategy for Growth and Innovation, Financial Outlook Post-Cars.com Spin-off at Investor Meeting

Growth Strategy Aligned with Evolution of Media and Broadcast Industry

Reaffirms Media Guidance of Low to Mid-Single Digit Revenue Growth in 2017

Projects Media Revenue Growth of Low to Mid-Teens in 2018

Expects to Pay a Regular Cash Dividend of $0.28 Per Share Annually

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) today held an investor meeting to present the company’s strategy for growth and innovation, as well as its stand-alone financial outlook following the spin-off of Cars.com, which is expected to occur on May 31, 2017. Upon completion of the spin-off, Gracia Martore, current president and CEO, will retire, and Dave Lougee, currently president of TEGNA Media, will become president and CEO of TEGNA.

“TEGNA is a world-class media company well positioned to accelerate growth,” said Lougee. “Our intense focus on innovation, combined with significant scale and best-in-class operational execution, allows us to capture the opportunities we see in this dynamic and evolving industry. In addition, our leading position presents significant opportunities for us to be an active participant in the consolidation we expect as a result of regulatory changes.”

Lougee continued, “As a standalone company, we will continue to produce trusted content, conduct impactful investigations, develop original storytelling and create innovative marketing solutions. We are driven by our strongly-held values and desire to serve the greater good of our communities, as well as our focus on the long-term interests of TEGNA and its shareholders.”

Growth Strategy

TEGNA’s growth strategy is comprised of four pillars, closely aligned with the evolution of the media and broadcast industry. First, the company will continue to embrace industry change, grow market share and expand the markets we’re targeting. Second, it will accelerate the growth and monetization of its multi-platform business, allowing its advertising partners to reach viewers wherever they consume content. Third, it will leverage its scale, locally-relevant content and innovative programming to grow subscriber revenues across traditional and OTT distribution channels. Fourth, it will diversify its revenue base through continued investment in new and innovative business models that leverage its strong assets and advantaged scale.

Financial Outlook

During the investor presentation, TEGNA outlined financial projections for the company. As previously announced, TEGNA continues to assess strategic alternatives for CareerBuilder.

Over the next two years, the company, on a pro forma basis, excluding Cars.com and CareerBuilder, expects to achieve:

•	Revenue growth of low to mid-single digits in 2017 and low to mid-teens in 2018

•	EBITDA margins between 35%-37% in 2017 and between 39%-42% in 2018

Including CareerBuilder and excluding Cars.com, 2017 total company revenues, on a pro forma basis, are expected to remain in line with 2016 revenues of $2.7 billion.

Capital Structure

The company expects to maintain its existing credit facility following the transaction and expects to target long-term leverage levels in line with its peers. The company intends to use a one-time $650 million tax-free cash distribution from Cars.com and cash flow from operations to reduce leverage and, to that end, will extinguish its current share repurchase program, with plans to reassess in the future. TEGNA expects to pay a regular cash dividend of $0.28 per share annually. The company will continue to prioritize investment in organic growth opportunities and also intends to maintain the financial flexibility to pursue strategic acquisitions when appropriate.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements with respect to the potential separation and distribution of TEGNA’s digital automotive marketplace business to its stockholders (the “spin-off”) and the expected financial results of the company after the spin-off. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause the company’s actual results or actions to differ materially from what is expressed or implied by these statements. Such risks include, but are not limited to: uncertainties as to the timing of the spin-off or whether it will be completed, the possibility that various closing conditions for the spin-off may not be satisfied or may be waived, the expected tax treatment of the spin-off, the impact of the spin-off on the company’s business and the availability and terms of financing. Economic, competitive, governmental, technological and other factors and risks that may affect the company’s operations or financial results expressed in this press release are discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in the company’s subsequent filings with the U.S. Securities and Exchange Commission (SEC). We disclaim any obligation to update these forward-looking statements other than as required by law. This press release also contains a discussion of a non-GAAP financial measure that the company presents in order to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of the non-GAAP financial measure to the most directly comparable GAAP measure can be found in the company’s Current Report on Form 8-K filed May 17, 2017.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 46 stations in 38 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and 32 million across our digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA delivers results for advertisers through unparalleled and innovative solutions including OTT local advertising network Premion, centralized marketing resource Hatch, and G/O Digital, a one-stop shop for local businesses to connect with consumers through digital marketing. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com